                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         Alliance Gaming Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                       [ALLIANCE GAMING CORPORATION LOGO]

                            6601 SOUTH BERMUDA ROAD
                            LAS VEGAS, NEVADA 89119

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 3, 1998

                            ------------------------

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Alliance Gaming Corporation (the "Company") will be held at The Flamingo Hilton Hotel, 3555 S. Las Vegas Boulevard, Las Vegas, Nevada, on December 3, 1998 at 9:00 a.m., local time, for the following purposes:

     1. To elect two directors to serve until the expiration of their respective terms and until their respective successors shall be elected and shall qualify, and

     2. To consider such other matters that may properly be before the meeting.

     The Board of Directors has fixed the close of business on November 4, 1998 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

     We hope that you are able to attend the Meeting, but, in any event, please sign, date and return promptly the enclosed proxy in the envelope so that your shares may be voted at the Meeting.

                                          By Order of the Board of Directors

                                     /s/ DAVID JOHNSON
                                          David Johnson
                                          Senior Vice President, General Counsel
                                          and Secretary

Las Vegas, Nevada
November 4, 1998

                          ALLIANCE GAMING CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

GENERAL

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Alliance Gaming Corporation (the "Company") in connection with the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 9:00 a.m., local time, at The Flamingo Hilton Hotel, 3555 S. Las Vegas Boulevard, Las Vegas, Nevada, on December 3, 1998, and any adjournment or postponement thereof. At the Meeting, stockholders will be asked to vote upon the following matters:

     1. To elect two directors to serve until the expiration of their respective terms and until their respective successors shall be elected and shall qualify, and

     2. To consider such other matters that may properly be before the meeting.

     It is expected that this Proxy Statement and accompanying proxy card will first be mailed to stockholders on or about November 5, 1998.

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of shares of Common Stock. In addition to the use of the mails, directors, officers, employees and certain stockholders of the Company, none of whom will receive additional compensation therefor, may solicit proxies on behalf of the Company personally, by telephone or by facsimile transmission. The Company has also employed Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 (telephone: 1-888-750-5834), to assist in soliciting proxies for a fee of $6,500, plus out of pocket expenses.

     The Company's executive offices are located at 6601 South Bermuda Road, Las Vegas, Nevada 89119, telephone (702) 270-7600.

NUMBER OF SHARES OUTSTANDING AND VOTING

     All shares represented by the accompanying proxy, if the proxy is properly executed and returned, will be voted as specified by the stockholder. If no contrary instructions are given, such shares will be voted to elect the two director nominees named herein for the terms stated herein. Any stockholder has the power to revoke his or her proxy at any time before it has been voted by filing with the Secretary of the Company an instrument revoking it, by submitting a substitute proxy bearing a later date or by voting in person at the Meeting.

     Only stockholders of record of shares of Common Stock at the close of business on November 4, 1998, the record date for the Meeting fixed by the Board of Directors, are entitled to vote at the Meeting. On that date, there were outstanding and entitled to vote at the Meeting 34,261,167 shares of Common Stock, each of which is entitled to one vote at the Meeting.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of the holders of a plurality of the votes cast by the holders of shares entitled to vote thereon present in person or by proxy at the Meeting is required to elect a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of October 29, 1998 with respect to the beneficial ownership of the Common Stock, which constitutes the Company's only outstanding class of voting securities, by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers (as defined under "Executive Compensation" below) of the Company as listed in the compensation table and (iv) all executive officers and directors of the Company as a group. Except as indicated, beneficial ownership includes the sole power to vote and to dispose of the securities in question. Except as indicated below, no director or executive officer of the Company beneficially owned any other equity securities of the Company.

                                                     AMOUNT OF        PERCENT OF
                       NAME                          SHARES (1)       CLASS (1)
                       ----                         ------------      ----------
Alfred H. Wilms...................................     7,034,082(2)      20.5%
FMR Corp..........................................     3,367,060(3)       9.8%
  82 Devonshire Street Boston, MA 02109
Jacques Andre.....................................        75,000(4)         *
Anthony DiCesare..................................       596,787(5)       1.7%
Michael Hirschfeld................................        45,000(6)         *
Joel Kirschbaum...................................     1,229,568(7)       3.5%
David Robbins.....................................       217,751(8)         *
Morton Topfer.....................................       138,043(9)         *
Morris Goldstein..................................       190,808(10)        *
Hans Kloss........................................       830,986(11)      2.4%
David Johnson.....................................       209,301(12)        *
Scott Schweinfurth................................       136,582(13)        *
Robert Miodunski..................................       141,820(14)        *
All executive officers and directors as a group...     4,095,843(15)     11.2%

---------------
  *  Less than 1%.

 (1) Excludes the effect of the issuance of up to (i) 2,750,000 shares subject to warrants originally issued to Kirkland-Ft. Worth Investment Partners, L.P. ("KFW") and (ii) 1,250,000 shares subject to warrants originally issued to Gaming Systems Advisors, L.P. ("GSA") pursuant to an agreement ("the GSA Advisory Agreement") on September 21, 1993 and (iii) 2,500,000 shares subject to additional warrants originally issued to GSA upon consummation of the Bally Gaming International, Inc. ("BGII") acquisition pursuant to the GSA Advisory Agreement. All of such warrants have an exercise price of $1.50 per share and become exercisable in equal one-third tranches only when the Common Stock price reaches $11, $13 and $15, respectively for a designated period of time. Pursuant to information provided by Mr. Kirschbaum, as part of a distribution of assets from KFW and GSA to Kirkland Investment Corporation ("KIC") and Gaming Systems Advisors, Inc. ("GSI") on the one hand and to Kirkland Investors, L.P. on the other hand, approximately 600,000 and 1,867,000 of such warrants were distributed to Mr. DiCesare and Mr. Kirschbaum, respectively. As a result, Mr. DiCesare and Mr. Kirschbaum disclaim beneficial ownership of any other of these warrants.

 (2) Mr. Wilms' mailing address is 2, St. Jansvliet, bus 6-2000 Antwerp,
     Belgium.

 (3) Information provided by a representative of FMR Corp.

 (4) Includes 15,000 shares owned and 60,000 shares subject to options that are currently exercisable or will become exercisable within 60 days.

 (5) Includes 221,787 shares owned and 375,000 shares subject to options that are currently exercisable or will become exercisable within 60 days, but excludes certain additional shares underlying the warrants referred to in Note (1) above.

 (6) Represents shares subject to options that are currently exercisable or will become exercisable within 60 days.

 (7) Includes 679,568 shares owned and 550,000 shares subject to options that are currently exercisable or will become exercisable within 60 days, but excludes certain additional shares underlying the warrants referred to in Note (1) above. This disclosure is based upon information provided by Mr. Kirschbaum. Mr. Kirschbaum has advised that of such shares, certain amounts may be sold or distributed to other persons.

 (8) Includes 64,000 shares owned and 127,751 shares subject to options that are currently exercisable or will become exercisable within 60 days; also includes 26,000 shares subject to options granted to Mr. Robbins by KFW or KIC, based upon information provided by Mr. Kirschbaum.

 (9) Includes 108,043 shares owned and 30,000 shares subject to options that are currently exercisable or will become exercisable within 60 days.

(10) Includes 65,808 shares owned and 125,000 shares subject to options that are currently exercisable or will become exercisable within 60 days, but excludes options exercisable at $3.875 per share for 250,000 shares (only 125,000 of which are vested) which become exercisable in equal one-third tranches only when the Common Stock price reaches $11, $13 and $15, respectively.

(11) Includes 816,736 shares owned and 14,250 shares subject to options that are currently exercisable or will become exercisable within 60 days.

(12) Represents shares subject to options that are currently exercisable or will become exercisable within 60 days.

(13) Includes 12,403 shares owned and 124,179 shares subject to options that are currently exercisable or will become exercisable within 60 days.

(14) Includes 4,000 shares owned and 137,820 shares subject to options that are currently exercisable or will become exercisable within 60 days.

(15) Includes 2,082,498 shares subject to options that are currently exercisable or will become exercisable within 60 days.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

GENERAL

     The Company's By-laws provide that the Board of Directors shall consist of no fewer than three nor more than nine directors, with the exact number to be fixed by the Board of Directors. The Company's By-laws provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with each class having a term of three years. The Board of Directors has fixed the number of directors at seven, two of whom will be elected at the Meeting. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote thereon.

     Jacques Andre and Michael Hirschfeld have been nominated to serve for a term of three years, each to serve until his respective successor shall have been elected and shall qualify, and each has indicated his willingness to serve if elected. Proxies received by the Company in favor of their election will be voted for Mr. Andre and Mr. Hirschfeld. Although the Company does not anticipate that any nominee will be unavailable for election, in the event of such occurrence, the proxies will be voted for such substitute, if any, as the Board of Directors may designate.

     The Board of Directors recommends a vote in favor of Mr. Andre and Mr. Hirschfeld.

     The following table sets forth the names of, and certain information with respect to, the two persons nominated by the Board of Directors at the Meeting and each other director of the Company who will continue to serve as a director after the Meeting.

                                    DIRECTOR    TERM
   NOMINEES FOR DIRECTOR      AGE    SINCE     EXPIRES             PRINCIPAL OCCUPATION
   ---------------------      ---   --------   -------             --------------------
Jacques Andre(1)(2)           61      1996      2001     Partner -- Ray & Berndtson, Inc., an
                                                         executive search firm
Michael Hirschfeld(1)(2)(4)   48      1997      2001     Partner -- Milbank, Tweed, Hadley &
                                                         McCloy

                                    DIRECTOR    TERM
   CONTINUING DIRECTORS       AGE    SINCE     EXPIRES             PRINCIPAL OCCUPATION
   --------------------       ---   --------   -------             --------------------
Anthony DiCesare(2)(3)        36      1994      1999     Private Investor
Morris Goldstein(2)(3)        53      1997      2000     President and CEO
Joel Kirschbaum(2)(3)         47      1994      1999     President -- Kirkland Investment
                                                         Corporation
David Robbins(1)(2)(4)        39      1994(a)   2000     Attorney and Private Investor
Morton Topfer(2)(4)           62      1997      2000     Vice Chairman -- Dell Computer
                                                         Corporation

---------------
(1) Member of the Audit Committee

(2) Member of the Executive Committee

(3) Member of the Nominating Committee

(4) Member of the Compensation Committee

(a) Member of the Board of Directors since 1994, except for the months of September 1997 to December 1997.

     JACQUES ANDRE was appointed a director in August 1996. Mr. Andre has been a partner with Ray & Berndtson, Inc., an international executive search firm, from 1975 to the present. He also serves on its Board of Directors.

     MICHAEL HIRSCHFELD was appointed a director in September 1997. Mr. Hirschfeld has been a partner of Milbank, Tweed, Hadley & McCloy, a New York law firm, from April 1995 to the present. From December 1990 to April 1995, Mr. Hirschfeld was a partner of Kelly Drye & Warren, a New York law firm.

     ANTHONY DICESARE was employed by KIC, which was the sole general partner of KFW, an investment partnership, from April 1991 to July 1994. Mr. DiCesare served as Executive Vice President-Development of the Company from July 1994 through June 1997. While he is currently a New York-based employee of the Company his principal occupation is as a private investor. He has been a director since 1994.

     MORRIS GOLDSTEIN joined the Company in June 1997 as President and Chief Executive Officer and was elected to the Board of Directors in December 1997. Mr. Goldstein previously was Chief Executive Officer of Thomson Technology Initiative, a unit of Thomson Corporation, a global publisher and provider of information services. For six months in early 1994, Mr. Goldstein served as President and Chief Operating Officer of ImagiNation Network, an interactive computer game provider. Prior to that, he had been President of Information Access Company ("IAC"), an electronic information publishing company owned by Ziff Communications, since 1982. In late 1994, Mr. Goldstein also assisted in the sale of IAC by the Ziff family interests to the Thomson Corporation.

     JOEL KIRSCHBAUM was appointed a director in July 1994 and served as Chairman of the Board of Directors of the Company from July 1994 to March 1995. Mr. Kirschbaum is the sole stockholder, director and officer of KIC. He has been engaged in operating the businesses of KIC and KFW since January 1991 when KIC and KFW were established, and of GSI, the general partner of GSA, since June 1993. Prior to that time, he worked at Goldman, Sachs & Co. for 13 years, during the last six of which he was a General Partner. When he established KIC and KFW, Mr. Kirschbaum resigned his general partnership interest in Goldman, Sachs & Co. and became a limited partner. Mr. Kirschbaum resigned his limited partnership interest in Goldman, Sachs & Co. in November 1993. While Mr. Kirschbaum is currently a New York-based employee of the Company his principal occupation is as President of KIC.

     DAVID ROBBINS served as a director from July 1994 to September 1997 and as Chairman of the Board of Directors of the Company from February 1997 to September 1997. In December 1997 he was again elected to the Board of Directors and since that time has served as Chairman of the Board. Mr. Robbins has been a practicing attorney since 1984; he was formerly an attorney with Kramer, Levin, Naftalis, Kamin & Frankel from May 1993 to September 1995, with O'Sullivan, Graev & Karabell, LLP from September 1995 to February 1997, and since February he has been a member of Brock Silverstein & McAuliffe, LLC. Mr. Robbins is also a private investor and managing member of a private investment fund.

     MORTON TOPFER has been Vice Chairman of Dell Computer Corporation since May 1994. Mr. Topfer shares the office of the Chief Executive Officer with the Chairman and Chief Executive Officer of Dell Computer. From 1971 to May 1994, Mr. Topfer held various positions with Motorola, Inc., the last of which was Executive Vice President and President of Motorola's Land Mobile Products Sector where he managed the mobile, portable and data systems businesses. Mr. Topfer is also a director of Autodesk Inc.

VOTE REQUIRED

     The election of each director requires the affirmative vote of the holders of a plurality of the votes cast by the holders of shares entitled to vote thereon present in person or by proxy at the Meeting. Pursuant to the Company's Articles of Incorporation, votes for directors may not be cumulated. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF MESSRS. ANDRE AND HIRSCHFELD.

MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

     During the fiscal year ended June 30, 1998, the Board of Directors held 19 meetings. Each director attended at least 75 percent of the aggregate of all meetings of the Board of Directors and of all committees on which such person served during such period. In light of the large number of Board of Directors meetings during the last fiscal year, the Board of Directors assumed many of the functions of its committees during this period.

     Executive Committee. The Executive Committee of the Board of Directors is presently comprised of all the Board members. The Executive Committee may exercise the powers of the full Board of Directors in the management of the business and affairs of the Company. The Executive Committee did not meet separately from the Board of Directors during the fiscal year ended June 30, 1998.

     Audit Committee. The Audit Committee of the Board of Directors is presently comprised of Messrs. Andre, Hirschfeld and Robbins (Chairman). The functions of the Audit Committee include reviewing and making recommendations to the Board of Directors with respect to the engagement or re-engagement of an independent accounting firm to audit the Company's financial statements for the then-current fiscal year; the policies and procedures of the Company and management in maintaining the Company's books and records and furnishing information necessary to the independent auditors; the adequacy and implementation of the Company's internal controls, including the internal audit function and the adequacy and competency of the related personnel; and such other matters relating to the Company's financial affairs and accounts as the Audit Committee may in its discretion deem desirable or appropriate. The Audit Committee met twice during the fiscal year ended June 30, 1998.

     Nominating Committee. The Nominating Committee of the Board of Directors is presently comprised of Messrs. DiCesare, Goldstein and Kirschbaum (Chairman). This Committee advises and makes recommendations to the Board of Directors on all matters concerning the selection of candidates as nominees for election as directors. The Nominating Committee met three times during the fiscal year ended June 30, 1998. The Nominating Committee will in the future consider nominees recommended by stockholders. Stockholders should submit the names of proposed nominees in writing to the Secretary, 6601 South Bermuda Rd., Las Vegas, Nevada 89119, along with appropriate background information.

     Compensation Committee. The Compensation Committee of the Board of Directors is presently comprised of Messrs. Hirschfeld, Robbins and Topfer (Chairman). This Committee makes recommendations concerning the compensation of the Company's executive officers including its CEO. The Compensation Committee met twice during the fiscal year ended June 30, 1998.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or to be paid by the Company to the Company's chief executive officer and its four other most highly compensated executive officers receiving over $100,000 per year (the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal year ended June 30, 1998:

                          SUMMARY COMPENSATION TABLE*

                                                ANNUAL COMPENSATION              LONG-TERM
                              FISCAL    ------------------------------------    COMPENSATION
                               YEAR                                                AWARDS
                              ENDED                             OTHER ANNUAL    ------------      ALL OTHER
NAME AND PRINCIPAL POSITION  JUNE 30,    SALARY      BONUS      COMPENSATION      OPTIONS      COMPENSATION(1)
---------------------------  --------   --------   ----------   ------------    ------------   ---------------
Morris Goldstein(2)......      1998     $450,000   $       --            (3)           --          $90,000
  President and Chief          1997       17,300           --                     500,000               --
  Executive Officer
Hans Kloss(4)............      1998     $234,000   $  477,500            (3)       25,000          $    --
  Executive Vice President     1997      406,300    1,682,400                          --               --
                               1996        8,450           --                          --               --
David Johnson............      1998     $250,000   $       --            (3)           --          $ 2,019
  Senior Vice President,       1997      250,000      185,000                          --            5,351
  General Counsel and          1996      200,000      350,000                          --            6,277
  Secretary
Scott Schweinfurth(5)....      1998     $250,000   $       --     $53,245(6)      101,998          $ 1,710
  Senior Vice President,       1997      235,000      400,000                     120,000            4,300
  Treasurer and Chief          1996        6,538           --                          --               --
  Financial Officer
Robert Miodunski.........      1998     $235,000   $   55,000            (3)       45,461          $ 1,778
  Senior Vice President --     1997      212,400       96,750                          --            1,700
  Route Group                  1996      194,800       70,000                          --            2,375

---------------
 * As used in the tables provided under the caption "Executive Compensation," the character "--" is used to represent "zero."

(1) "All Other Compensation" for fiscal year 1998 includes (i) payments made for relocation costs for Mr. Goldstein of $90,000, and (ii) contributions made by the Company to the Company's Profit Sharing 401(k) Plan in amounts of $0, $0, $2,019, $1,710, and $1,778 on behalf of Mr. Goldstein, Mr. Kloss, Mr. Johnson, Mr. Schweinfurth and Mr. Miodunski, respectively.

(2) Mr. Goldstein joined the Company in June 1997 as President and Chief Executive Officer.

(3) The aggregate amount of such compensation to be reported herein is less than the lesser of $50,000 or 10 percent of the total annual salary and bonus reported for the Named Executive Officer.

(4) Mr. Kloss joined the Company in June 1996, having previously been employed by BGII.

(5) Mr. Schweinfurth joined the Company in June 1996, having previously been employed by BGII. Mr. Schweinfurth's bonus for the fiscal year 1997 was for an 18-month period.

(6) Includes amounts paid for club initiation fees and quarterly dues totaling $34,140, and related tax reimbursement payments of $19,105.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table reflects options granted to Named Executive Officers during the fiscal year ended June 30, 1998:

                                                                                      POTENTIAL REALIZABLE
                                                                                            VALUE AT
                                                INDIVIDUAL GRANTS                        ASSUMED ANNUAL
                               ----------------------------------------------------      RATES OF STOCK
                                              % OF TOTAL                               PRICE APPRECIATION
                                                GRANTED                                  FOR OPTION TERM
                               OPTIONS      TO EMPLOYEES IN   EXERCISE   EXPIRATION   ---------------------
            NAME               GRANTED        FISCAL YEAR      PRICE        DATE         5%          10%
            ----               -------      ---------------   --------   ----------   --------    ---------
Hans Kloss...................  25,000(a)         1.70%        $4.1250     9/02/02     $28,000     $ 63,000
Scott Schweinfurth...........  60,000(a)         4.09          4.1250     9/02/02      68,000      151,000
Scott Schweinfurth...........   1,075(b)(c)       .07          4.6875     1/14/03       1,000        3,000
Robert Miodunski.............  25,000(a)(c)      1.70          4.1250     9/02/02      28,000       63,000

---------------
(a) Options will vest one third on each of the next three anniversary dates thereof.

(b) Of the options, 537 vested on grant date and 269 will vest on each of the next two anniversary dates thereof.

(c) Excludes 40,923 options and 20,461 options granted to Mr. Schweinfurth and Mr. Miodunski, respectively, in September 1998 in lieu of cash bonuses for fiscal year 1998.

AGGREGATE FISCAL YEAR-END OPTION/SAR VALUES

     The following table reflects outstanding options held by Named Executive Officers at June 30, 1998:

                                        NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                              OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                            JUNE 30, 1998                  JUNE 30, 1998(A)
                                     ----------------------------    ----------------------------
               NAME                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
               ----                  -----------    -------------    -----------    -------------
Morris Goldstein...................    125,000         375,000        $ 16,000         $16,000
Hans Kloss.........................      5,918          25,000          22,000              --
David Johnson......................    200,000              --         113,000              --
Scott Schweinfurth.................     50,600         130,500          22,000          27,000
Robert Miodunski...................    113,250          37,750          64,000           4,000

---------------
(a) Represents the amount by which the market value of the underlying stock at June 30, 1998 ($4.00 per share) exceeds the aggregate exercise prices of the options.

DIRECTORS' COMPENSATION

     Directors of the Company who are also employees are not separately compensated for their services as directors. Fee arrangements with other directors of the Company are as follows: (i) Mr. Andre, Mr. Hirschfeld and Mr. Topfer, $30,000 each per year for all services as a director and member of various committees and (ii) Mr. Robbins, $135,000 for all services as Chairman of the Board and member of various committees. Directors are also reimbursed for their reasonable out-of-pocket expenses incurred on Company business.

     During fiscal year 1998, the following stock option grants were made to directors: (i) Mr. Andre received 15,000 stock options with an exercise price of $4.125 and 2,079 stock options with an exercise price of $4.6875; (ii) Mr. Hirschfeld received 30,000 stock options with an exercise price of $4.1875;
(iii) Mr. Robbins received 15,000 stock options with an exercise price of $4.125 and 7,751 stock options with an exercise price of $4.6875; and (iv) Mr. Topfer received 30,000 stock options with an exercise price of $4.4375. Under current policy, non-employee directors receive grants of 30,000 shares upon appointment to the Board of Directors and 15,000 shares on each anniversary date of their original appointment to the Board of Directors. All of these options are granted at fair market value on grant date, vest immediately and have a five-year term.

     During fiscal 1997, the Board of Directors granted Mr. DiCesare and Mr. Kirschbaum bonuses to be paid upon achievement of specified objectives. Of these bonuses, $75,000 and $150,000, respectively, were paid in fiscal 1998 based upon achievement of the last of such specified objectives.

     Effective July 1, 1997, the Company entered into employment agreements (the "Agreements") with Mr. DiCesare and Mr. Kirschbaum (each an "Employee" and collectively the "Employees") pursuant to which each Employee will be a New York-based employee and will work on major strategic transactions involving the Company or its affiliates, including mergers, acquisitions, divestitures, joint ventures, the negotiation of strategic alliances or relationships and financings and refinancings. The Employees are not expected to be involved in the day-to-day operations of the Company, are not expected to devote full-time to the business of the Company and may engage in outside activities, although they may not directly compete with the Company. The Agreements, which have an initial term extending through July 1, 2002 (the "Term") and may be terminated thereafter by either party on notice, provide for each Employee to receive a base salary of $150,000 (with inflation increases each year) and annual performance bonuses (each a "Bonus") based upon annual performance goals determined by the Board of Directors and the Employee (which goals will generally relate without limitation to transactions of the type mentioned above involving the Company (and/or one or more of its affiliates)) and a target Bonus amount (and/or an appropriate minimum amount). More than one Bonus may be paid with respect to each employment year. If the Board of Directors and the Employee cannot agree upon reasonable annual performance goals and minimum and/or target Bonuses with respect to such goals for any year, the performance goals and Bonus amounts set forth in clauses (ii) and (iii) of the next paragraph will be the goals and Bonus for such year. If a goal is only partially achieved within a year, the Board of Directors will determine what amount, if any, will be paid to the Employee with respect to such goal. If a goal is achieved, the Bonuses will be payable regardless of the level of the Employee's involvement in the transaction. Upon termination of any Employee's Agreement for any reason (including for "cause" (as such term is defined in the Agreements)), the Company may be required to pay Bonuses to such Employee following such termination upon achievement of performance goals within specified periods ending up to 21 months after the Term. In addition, if the Company terminates an Employee without "cause", or an Employee leaves the Company's employ for "good reason" (as these terms are defined in the Agreements), the Employee will be entitled to receive for each remaining year of the Term an amount equal to the highest aggregate Bonuses paid in any previous year as well as the base salary and other compensation provided for by the Agreements.

     For the year beginning July 1, 1997, the performance goals for each Employee were: (i) the completion by the Company (and/or one or more of its affiliates) of a refinancing transaction or substantially similar transaction,
(ii) the closing of a "significant merger" with a value of at least $60 million and (iii) the closing of a "significant financing" with a value of at least $50 million. Upon the achievement of the performance goal set forth in clause (i), which goal was met on August 8, 1997, each Employee received a Bonus of $950,000. Upon the achievement of the performance goal set forth in clause (ii), each Employee was to receive a minimum Bonus of $200,000. Upon the achievement of the performance goal set forth in clause (iii), each Employee was to receive a minimum Bonus of at least $125,000. No bonuses were paid in respect to clause
(ii) or clause (iii) for the fiscal year 1998. The Board has carried over the goals from fiscal 1998 to fiscal 1999. In addition to the Bonuses, the Agreements provide that the Board of Directors, in its sole discretion, may grant further discretionary bonuses to the Employees. No discretionary bonuses were earned during fiscal 1998.

     Pursuant to the Agreements, each Employee may elect to restructure his relationship with the Company into that of a financial consultant or independent advisor, with compensation arrangements reflecting the nature of such relationship and the services to be provided in amounts reasonably consistent with the compensation and Bonuses payable over the term of the Agreement as contemplated therein, as determined reasonably and in good faith by the Board of Directors, but calculated and payable in a manner customary for financial consultant or independent advisor arrangements. If the Employee makes such election, the Company and the Employee will negotiate in good faith to establish a restructured agreement with respect to the services to be provided hereunder.

     At any time prior to January 1, 1999, an Employee may elect to pay in cash, or opt to forgo any Bonuses to which the Employee may thereafter become entitled and in lieu thereof to extend the expiration date of certain warrants currently beneficially owned by such Employee from September 21, 1999 to June 18, 2002. In September 1998, with Mr. DiCesare and Mr. Kirschbaum abstaining, the Board of Directors, upon reviewing a valuation study performed by an investment banking firm, unanimously voted to fix the number of warrants to be extended for each dollar of cash paid, or Bonuses forgone. Prior to September 21, 1999, Mr. DiCesare and Mr. Kirschbaum would be required to pay approximately $0.2 million and $0.9 million, respectively, in cash or forgo cash Bonuses of an equal amount in order to extend the warrants held of approximately 314,700 and 1,085,000, respectively.

     In addition, the Company has agreed to pay KIC over the term of the Agreements $950,000 (subject to annual inflation increases) annually plus the cost of reasonable employee benefits to its support staff and reasonable out-of-pocket expenses incurred by KIC and its officers and employees to the extent related directly to the Company's business or potential business (the "KIC Agreement"). The Company will have the right to terminate the KIC Agreement upon 12 months' notice if Mr. Kirschbaum's employment under his Agreement is terminated for any reason other than by the Company without "cause" or by the Employee "for good reason" (as such terms are defined in the Agreements).

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     The Company is party to an employment agreement with Mr. Goldstein which generally provides for a base salary of $450,000 per year through and including June 2000, participation in the Company's compensation programs for corporate officers, participation in the Company's cash bonus program at amounts determined by the Board of Directors, receipt of 250,000 stock options to vest 25% on date of grant with the balance over a three-year period and 250,000 stock options to vest 25% on date of grant with the balance over a three year period but which become exercisable in equal portions only when the common stock reaches prices of $11, $13, and $15, and severance benefits of one year's base salary if Mr. Goldstein is terminated prior to June 2000 without cause.

     The Company is party to an employment agreement with Mr. Kloss which generally provides for a base salary of DM954,600 (or approximately $525,000 using current exchange rates) per year through and including December 2000, and participation in the Company's cash bonus program at amounts determined by the Board of Directors, and severance benefits of one year's base salary and benefits if Mr. Kloss is terminated prior to December 31, 2000 without cause.

     The Company is party to an employment agreement with Mr. Schweinfurth which generally provides for a base salary of $250,000 per year through and including June 1999, participation in the Company's compensation programs for corporate officers, participation in the Company's cash bonus program at amounts determined by the Board of Directors, and severance benefits of one year's base salary if Mr. Schweinfurth is terminated prior to June 1999 without cause.

     The Company is party to an employment agreement with Mr. Miodunski which generally provides for a base salary of $235,000 per year through and including December 2000, participation in the Company's compensation programs for corporate officers, participation in the Company's cash bonus program at amounts determined by the Board of Directors, and severance benefits of one year's base salary if Mr. Miodunski is terminated prior to December 2000 without cause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During the fiscal year ended June 30, 1998, the Compensation Committee of the Board of Directors of the Company met two times. The Compensation Committee is currently comprised of Messrs. Hirschfeld, Robbins and Topfer. During such fiscal year, the entire Board of Directors generally participated in deliberations concerning the compensation of the Company's executive officers. Other than current positions previously described elsewhere herein, no other member of the Company's Board of Directors was an officer or employee of the Company or any subsidiary during the fiscal year ended June 30, 1998 or is a former officer of the Company or any subsidiary.

     The Company has hired Ray & Berndtson, Inc., an international executive search firm, in which Mr. Andre is a partner, to perform certain personnel searches. The Company paid fees totaling $195,000 during fiscal year 1998 for the searches conducted by this firm.

     The Company has paid fees to Milbank, Tweed, Hadley & McCloy, a law firm in which Mr. Hirschfeld is a partner, for services rendered during fiscal year 1998.

     The Company paid fees to Brock Silverstein McAuliffe LLC, a law firm in which Mr. Robbins is a member, for services during fiscal year 1998.

     Since July 1, 1997 certain directors have been involved in transactions in which the Company was a party and in which the amount involved exceeded $60,000. See "Directors' Compensation" and "Certain Relationships and Related Transactions".

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to a stockholders agreement dated as of September 21, 1993, as amended on October 20, 1994, by and among the Company, KIC, GSA, KFW and the Company's largest shareholder, Mr. Alfred Wilms (as amended, the "Stockholders Agreement"), KIC is required to vote all of its shares of Common Stock to cause Mr. Wilms to be elected a director of the Company if so nominated for so long as Mr. Wilms owns shares of Common Stock of the Company until September 21, 2008. The Stockholders Agreement contains certain registration rights running in favor of KFW, KIC, GSA and certain of their respective affiliates and transferees and Mr. Wilms, including up to four demand registration rights each (and additional demand rights for Mr. Wilms under certain circumstances), at the Company's expense, and provisions granting Mr. Wilms the right to participate in certain offerings of securities by the Company and by KIC and its transferees.

     Mr. Alfred Wilms serves as a consultant to the Company and received consulting fees which totaled $164,000 during the fiscal year ended June 30, 1998, and $41,000 for the three months ended September 30, 1998.

     See also "Directors' Compensation" and "Compensation Committee Interlocks and Insider Participation in Compensation Decisions".

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In the past, the entire Board of Directors has acted as the Company's Compensation Committee. At the June 1998 Board of Directors meeting, the Board authorized the creation of a separate Compensation Committee. The Compensation Committee members are Michael Hirschfeld, David Robbins, and Morton Topfer. Morton Topfer was elected chairman of the Compensation Committee. A charter for the Compensation Committee was also adopted by the Board of Directors. This charter provides for the following duties to be carried out by this committee.

     - Review and approve executive compensation philosophy

     - Approve all executive compensation plans and structures

     - Approve annual and long term incentive performance metrics, determine and approve pay-outs

     - Approve compensation for the Company's Executive Committee (consisting of eight members of senior management) plus the three Senior Vice Presidents in Bally Gaming and Systems ("Senior Executives")

     - Approve plan payouts to the Executive Committee that are outside of approved parameters

     - Review key appointments and promotions

     - Recommend approval for all management incentive plans, including stock, to the Board of Directors and approve new change-in-control or special retention plans

     - Approve bonus criteria, incentives and pay-outs for employee-directors

     Base salary changes during the fiscal year ending June 30, 1998 for Senior Executives were required pursuant to employment contracts entered into in prior years.

     Morry Goldstein, President and Chief Executive Officer, elected not to receive a bonus pay-out for the fiscal year ending June 30, 1998 since the Company's financial performance was less than expected. For the same reason, the Committee determined not to pay bonuses to the other officers of the Company, with two exceptions, Mr. Kloss whose employment contract called for a percentage bonus based upon the financial performance of his division and Robert Miodunski, Senior Vice President-Route Group. Stock options were awarded to officers who did not receive bonuses, in keeping with the Company's compensation philosophy of aligning management's interests with those of the Company's stockholders and keeping compensation levels competitive. The number of options was determined in light of the targets for the foregone bonuses; these targets had been determined on the basis of such factors as market surveys and competitive analyses.

     The Board of Directors' compensation determinations have been and continue to be affected by various competitive factors including the requirements to attract top-flight talent to the Company. The Company believes that it will continue to be constrained by these competitive factors as there continues to be demand from competing businesses to attract management talent of the type the Company desires to recruit.

                                          Respectfully submitted,

                                          Morton Topfer (Chairman)
                                          David Robbins
                                          Michael Hirschfeld

STOCK PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total stockholder return on its Common Stock (no dividends have been paid thereon) for the five fiscal years in the period ending June 30, 1998 with cumulative total return, assuming reinvestment of dividends, of (i) the Nasdaq Stock Market (U.S.) and
(ii) an index of peer companies that the Company believes are comparable to the Company in terms of their lines of business. The presentation assumes $100 was invested on June 30, 1993 (the last trading day prior to the end of the Company's 1993 fiscal year). The company peer group used in the graph below consists of Anchor Gaming, Casino Data Systems, International Gaming and Technology, Jackpot Enterprises, Powerhouse Technologies and WMS Industries.

                    COMPARISON OF 60 MONTH CUMULATIVE RETURN

                                        ALLIANCE
                                         GAMING                               NASDAQ STOCK
                                       CORPORATION        PEER GROUP 1        MARKET (U.S.)
JUN-93                                     100                 100                 100
JUN-94                                      57                  52                 101
JUN-95                                      66                  46                 138
JUN-96                                      36                  60                 173
JUN-97                                      41                  59                 210
JUN-98                                      43                  71                 278

COMPLIANCE WITH SECTION 16(A) UNDER THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities ("Insiders"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Insiders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) reports filed by such persons. To the Company's knowledge, based on its review of the copies of such reports furnished to the Company during the fiscal year ended June 30, 1998, all Section 16(a) filing requirements applicable to Insiders were complied with, except that Mr. Andre filed two Form 4's which did not meet the filing deadline; Mr. Goldstein, Mr. Miodunski and Mr. Robbins each filed a Form 4 which did not meet the filing deadline; and Mr. Topfer filed a Form 3 which did not meet the filing deadline.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's auditors for the fiscal year ended June 30, 1998 were KPMG Peat Marwick LLP. A representative of KPMG Peat Marwick LLP will be present at the Meeting, will have an opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     In order for a stockholder proposal to be included in the Board of Directors' Proxy Statement for the 1999 Annual Meeting of Stockholders, such proposal must be received at 6601 South Bermuda Road, Las Vegas, Nevada 89119,
Attention: Corporate Secretary, no later than the close of business on July 7, 1999 and must otherwise comply with the applicable provisions of the Exchange Act.

     The persons designated by the Company to vote proxies given by stockholders in connection with the 1999 Annual Meeting of Stockholders will not exercise any discretionary voting authority granted in such proxies on any matter not disclosed in the Company's 1999 proxy statement with respect to which the Company has received written notice not later than September 5, 1999 that a stockholder (i) intends to present such matter at the 1999 Annual Meeting, and
(ii) intends to and does distribute a proxy statement and proxy card to holders of such percentage of the Shares required to approve the matter. If a stockholder fails to provide evidence that the necessary steps have been taken to complete a proxy solicitation on such proxy matter, the Company may exercise its discretionary voting authority if it discloses in its 1999 proxy statement the nature of the proposal and how it intends to exercise its discretionary voting authority.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matter which will be brought before the Meeting. However, if any other matter properly comes before the Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein. You are urged to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the Meeting and wish to vote your shares, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ DAVID JOHNSON
                                          David Johnson
                                          Senior Vice President, General Counsel
                                          and Secretary

                          ALLIANCE GAMING CORPORATION

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 3, 1998

       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

     The undersigned stockholder of Alliance Gaming Corporation hereby appoints David Johnson, Mark Lerner and Scott Schweinfurth, each with full power of substitution, proxy to vote all shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Alliance Gaming Corporation to be held at The Flamingo Hilton, 3555 S. Las Vegas Boulevard, Las Vegas, Nevada, on December 3, 1998 at 9:00 a.m. (local time), or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO HEREIN.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                       -- PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED. --
------------------------------------------------------------------------------------------------------------------------------------
  ___
       Please mark your
A  X   votes as in this
  ___  example.



                  FOR                 WITHHOLD
        all nominees listed at        AUTHORITY
       right (except as marked     to vote for all
           to the contrary)       nominees at right
1. ELECTION OF    [ ]                    [ ]          NOMINEES:  Jacques Andre             2.  IN THEIR DISCRETION UPON SUCH OTHER
   DIRECTORS                                                     Michael Hisrchfeld            MATTERS AS MAY PROPERLY COME BEFORE
   (for terms as described in the Proxy Statement)                                             THE MEETING.

   INSTRUCTION: To withhold authority to vote for an                                        UNLESS OTHERWISE SPECIFIED, THIS PROXY
                individual nominee, write the nominee's                                     WILL BE VOTED FOR THE ELECTION OF THE
                name in the space provided below.                                           PERSONS NOMINATED BY MANAGEMENT AS
                                                                                            DIRECTORS.

   _____________________________________________________




Signature of Stockholder_______________________________  ______________________________________________  Dated: ______________, 1998
                                                                 (Signature if held jointly)

NOTE:  Please date and sign exactly as your name appears hereon. If shares are held jointly, each stockholder should sign.
       Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer

        .